Exhibit A

Summary of Fairness Opinion of Gate-Way Capital, Inc.

Excel Management Systems, Inc Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Value Analysis for:

Pioneer Oil and Gas

As of April 30, 2005

Prepared By:
Excel Management, Inc.
——————————
Gate-Way Capital, Inc.
Business Optimization
&Valuation Specialists
2722 South Davis Blvd.
Bountiful, Utah 84010
Phone: (801) 299-9902
FAX: (801) 299-9900

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

March 25, 2005

Mr. Don J. Colton, President
Pioneer Oil and Gas
1206 West South Jordon Parkway, Unit B
South Jordon, UT 84095

Dear Mr. Colton:

Excel Management * Gate-Way Capital, Inc. was engaged to estimate the fair market value of the tangible and intangible assets of the Pioneer Oil and Gas (“The Company”) located in South Jordon, Utah as of April 30, 2005..

This report presents the results of our findings as expressed in our Opinion of Value. Based on the information contained in the report that, it is our estimate that the fair market value of the assets of Pioneer Oil and Gas can be reasonably stated as:

VALUE OF COMPANY OPERATIONS AND ASSETS             $8,468,420

That figure represents a Sales Price to Revenues ratio of approximately 5.3 (multiple) which is based on the weighted average of revenues for the periods FY 2000 through FY 2004. That ratio is consistent with our findings from an extensive examination of “similar” companies in the same industry. That analysis indicated a range of from 4 to 7 times Revenues for “similar” companies that were sold.

We appreciated the opportunity to work with you, and hope we will have other similar opportunities in the near future.

Respectfully Submitted,

Dale S. Richards, MBA, AVA, EIT
Managing Partner, Gate-Way Capital, Accredited Valuation Analyst

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	2 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

TABLE OF CONTENTS

TABLE OF CONTENTS
EXECUTIVE SUMMARY
INTRODUCTION
VALUATION GUIDANCE, ASSUMPTIONS AND PROCEDURES
INDUSTRY AND ECONOMIC OUTLOOK
HISTORICAL BACKGROUND
FINANCIAL REVIEW
COST OF CAPITAL
DERIVING AN OPINION OF VALUE
THE ASSET BASED APPROACH
THE MARKET BASED APPROACH
THE INCOME APPROACH
SELECTING THE OPINION OF VALUE
VALUATION DISCOUNTS
ANALYST CERTIFICATION
EXCEL MANAGEMENT SYSTEMS & GATE-WAY CAPITAL PROFILE

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	3 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

EXECUTIVE SUMMARY

The Opinion of Value presented in this report is based upon a professional analysis of all available information about Pioneer Oil and Gas, Inc. (the “Company”). That analysis was conducted in accordance with the National Association of Certified Valuation Analyst professional valuation techniques and standards, and with Internal Revenue Ruling 59-60. Revenue Ruling provides that standard definition for Fair Market Value, which is the Standard of Value used for this report. IRR 59-60 also requires that Opinions of Value be derived using the all three Valuation Approaches: Asset Based, Market, and Income. Accordingly, this report examined the subject Company’s value using all three Approaches. The Opinion of Value expressed below was derived using a standard definition for Fair Market Value and examined all three Valuation Approaches.

Opinion of Value

The Opinion of Value presented in this report is based on an applicable standard of value, purpose and premise for which this report was written. The Opinion is also based on values derived using one or more of the three acceptable valuation approaches.

Selection and Weighting Methods

The selection of and reliance on weighting procedures relies on the professional judgment and experience of the analyst rather than a system of prescribed formulas. Accordingly, the following weights were selected for this report.

Weight Used for Allocating the Asset Based Approach	0%
• Unadjusted Book Value is NOT APPLICABLE
• Adjusted Book Value all Adjusted Assets and Liabilities	$8,052,162

This method was based on the Company’s unaudited Balance Sheet for March 2005, information provided by management regarding the sales of acreage from the Central Utah Overthrust project, and a discounted amount of the asset value of the rights to oil and gas producing properties. This approach was assigned a weight of zero because the analyst believes that the earnings for this fiscal year are extraordinary and do not necessarily represent the long-term value of the Company based on the results of historical financial statements.

Weight Selected for Allocating the Market Approach	60%
• C-E-I-R 10,000 Database (GPTC)	$7,179,000
• DoneDeals Database (CTM)	$8,931,200

Selected Market Approach Value	$8,055,100

This method relies on the selection of truly “comparable” companies in the same industry which is challenging since few companies have the same financial structure, cost structure, organization, operational processes, product mixes, markets, etc. However, the approach does provide valuable perspective about the market.

Weight Selected for Allocating the Income Approach	40%
• Discounted Earnings Method	$9,088,400

This approach relies on the correct projection of future earnings and the selection of an appropriate Cost-of-Capital and it is considered to be an excellent approach to determining value for the sale of a business.

The Table below summarizes the allocation of values from the three approaches and presents the Opinion of Value for this report.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	4 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Table: ALLOCATION OF VALUE SUMMARY

APPROACH	APPROACH VALUE	WEIGHT	EXTENDED VALUE

Asset Approach to Value	$8,026,550		Not Used
Adjusted Assets Method	$8,026,550

Market Approach to Value	$8,055,100		$ 4,833,060
Guideline Public Companies Method	$7,179,000

Comparative Transaction Method	$8,931,200

Income Approach to Value
Discounted Projected Cash Flow	$9,088,400		$ 3,635,360

Fair Market Value of Company 100% of Operations and Assets			$ 8,468,420

The Opinion of Fair Market Value does not include discounts for a Lack of Marketability, nor for Minority Interest since these discounts were deemed to be unnecessary for this valuation.

Summary Information

Legal Name:	Pioneer Oil and Gas

Registration Number:	752446-01-42

Registration Date:	10/16/1980

Address:	1206 West South Jordon Parkway, Unit B

South Jordon, UT 84095

License Type:	Corporation – Domestic - Profit

Registered Agent	Don Colton

2172 E. Gambel Oak Dr

Sandy, UT 84092

Primary SIC Code:
1311 - comprises establishments primarily engaged in operating oil and as field properties. Such activities may include exploration for crude petroleum and natural gas; drilling, completing, and equipping wells; operation of separators, emulsion breakers, de-silting equipment, and field gathering lines for crude petroleum; and all other activities in the preparation of oil and gas up to the point of shipment from the producing property.

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	5 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Valuation Date:	April 30, 2005

The Company’s Market:	Rocky Mountain Regional and Nation-wide Oil and Gas Companies

Key Financial Benchmarks:

Fiscal Year Ends:	30 September

Last Full Year Revenues:	$1,918,270 (SEC Form 10KSB)

Last Full Year EBITDA:	$ 629,776 (SEC Form 10KSB)

Total Adjusted Book Value:	$1,533,335 (SEC Form 10KSB)

Revenues Trend:	UP

EBITDA Trend:	UP

EBITDA Margin Trend:	MODERATELY UNSTABLE

Shares of Common Stock:

Authorized:	50,000,000

Issued and Outstanding:	7,910,727 (As of the date of this report.)

Public Float:	4,200,000 (Approximate as of the date of this report.)

Number of Shareholders:	980 (As of the date of this report)

Share Price:	$1.07

Current Stock Price:	$1.55 (Close 26 April 2005 - See Table below)

Current Volume:	16,727 (3-month average – See Table Below)

Table: SUMMARY OF STOCK PERFORMANCE Pioneer Oil and Gas April 30, 2005

Last Trade:	1.55	Day’ Range:	1.55 - 1.55
Trade Time:	26-Apr	52wk Range:	0.55 - 3.00
Change:	0.00 (0.00%)	Volume:	100
Prev Close:	1.55	Avg Vol (3m):	16,727
Open:	1.55	Market Cap:	12.26M
Bid:	1.45 x 500	P/E (ttm):	15.66
Ask:	1.55 x 500	EPS (ttm):	0.1
1st Yr Target Est:	N/A	Div & Yield:	N/A (N/A

Source: Yahoo Finance –27 April 2005

2722 South Davis Boulevard ountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	6 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

Stock Statistical Summary:

Mean Pre-split Price:	$1.03 (50-month average - Oct 1994 through June 1998 – See Table below)

Mean Post-split Price:	$0.36 (83-month average – Jul 1998 through April 2005)

Table: STATISTICAL SUMMARY OF MONTHLY TRADING ACTIVITY AND STOCK PRICE PRE & POST SPLIT (16 July 1998) Pioneer Oil and Gas April 30, 2005

	MEAN	MEDIAN	MAX	MIN	STDEV	COVAR	COUNTA

POST-SPLIT
Trading Volume	15,084	8,664	119,114	627	17,835	1.18	83
Closing Price	0.36	0.22	1.73	0.10	0.36	0.99	83

PRE-SPLIT
Trading Volume	45,944	39,381	141,308	3,854	30,306	0.66	50
Closing Price	1.03	1.00	2.70	0.20	0.53	0.52	50

Summary Historical Background (Extracted from SEC Form 10KSB)

Pioneer Oil and Gas (the “Company”) was organized on October 16, 1980 under the laws of the State of Utah, and its principal place of business is located at 1206 West South Jordan Parkway, Unit B, South Jordan, Utah 84095.

The Company has primarily been engaged in the acquisition and exploration of oil and gas properties in Utah, Wyoming, Colorado and Nevada. The Company has focused its efforts over the years in acquiring oil and gas properties from other companies, selling producing wells and acquiring new oil and gas leases for the purpose of exploring for oil and gas. Leases have also been acquired over the years for the purpose of reselling them at a profit to other oil and gas companies.

Most of the Company’s present production from oil and gas properties was acquired from large oil companies selling properties they considered to be marginal producers. The Company has found that it can operate these properties at a profit. Presently, the Company operates 9 producing oil and gas wells in Utah and Wyoming.

The Company also owns an interest in several non-operated oil and gas wells and overriding royalty interests in oil and gas wells located in Utah, Colorado and Wyoming. Primary among these overriding royalty interests is the Hunter Mesa Unit and Grass Mesa Unit in Garfield County, Colorado. The Company’s overriding royalty interest although less than a half of a percent in both the Hunter Mesa Unit and the Grass Mesa Unit accounts for the majority of the Company’s royalty income since the Units contain several hundred

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	7 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

wells. An overriding royalty interest is an interest in a well that receives a percentage of the production from a well without paying any operation expenses.

Recent Events

The Company has closed on the first phase of its central Utah project selling approximately 21,232 gross acres (7,962 net acres) in the Central Utah Overthrust for $2,189,550. Pioneer will retain a 1.75 percent overriding royalty interest in the 21,232 gross acres. The Company has also closed on the remaining portion of its Uinta Basin Overpressured Gas Prospect comprising 13,189 net acres. Pioneer received $454,709 and will retain a 3.25 percent overriding royalty interest in this project as well as a 10 percent carried working interest (eight percent net revenue interest) on the first two wells drilled on the property. After the first two wells Pioneer can participate or farm-out for its 10 percent working interest.

The Company also expects to close on approximately 7,875 acres for a price of $2,165,625, and another 13,125 acres for a price of $3,609,375, and a third sale for about 2,038 acres for $560,450. None of these sales have closed as of the date of this report.

Competition

The oil and gas business is highly competitive, and the Company competes against numerous other companies, both major and independents, many with greater financial resources and larger staffs than those available to the Company. In the area that the Company competes there are over 100 competitors with no one competitor dominating the area. The Company believes it can successfully compete against other companies by focusing its efforts in the Rocky Mountain area and by pursuing oil and gas prospects that it develops internally with its own staff. The Company has also been able to successfully compete in the past for leases in areas that it has accumulated geological and geophysical data.

Products

The products sold by the Company, natural gas and crude oil, are commodities desired by many companies and the Company is frequently contacted regarding the sale of its products. The Company sells all of its oil on 30-day contracts to companies willing to pay the highest price. Although, at anytime the Company may be selling 10% or more of its crude oil to one purchaser, such a purchaser is not material to the Company since if that purchaser fails to purchase the Company’s oil for any reason the Company can readily sell the oil to another party at a price close to what was paid by the former purchaser.

Marketability

Presently, the marketability of the Company’s crude oil has not posed a problem for the Company. Crude oil can be easily sold wherever it is produced in the states that the Company operates subject to the transportation cost. The crude oil produced by the Company is transported either by trucking or pipeline. On the other hand, natural gas can be more difficult to sell since transportation requires a pipeline. In the areas that the Company is presently pursuing new drilling activity for natural gas, other companies have been delayed up to a year because of the unavailability of a pipeline. No assurance can be given that natural gas wells drilled by the Company will be placed on line within a year after the well is drilled and completed.

Business Risks

Oil and gas exploration and drilling involves a high degree of risk. Oil and gas prices are subject to fluctuations and, as a consequence, no assurance can be given that oil and gas prices will decrease, increase or remain stable. There is no assurance that wells drilled on behalf of the Company will obtain production or that even if production is obtained, such production will allow the recovery of all or any part of the investment made by the Company in a well.

There are other risks inherent in the oil and gas industry that are encountered in drilling, completing, and

2722 South Davis Boulevard Bountiful, Utah 84010 Phone (801) 299-9902 FAX (801) 299-9900	Dale S. Richards David P. Felt	MANAGING PARTNERS exceldsr@aol.com david@gate-waycapital.com	Cell (801) 573-6041 Cell (801) 856-3833	8 of 83

Excel Management Systems, Inc	VALUATION REPORT Pioneer Oil & Gas As of April 30, 2005
Gate-Way Capital, Inc. Business Optimization & Valuation Specialists

producing oil and gas wells. These risks include unusual or unexpected formations, pressures or other conditions, blowouts and environmental pollution. The Company may incur losses due to environmental hazards against which it cannot insure or which it elects not to insure against because of high premium costs or other reasons. Consequently, substantial uninsured liabilities to third parties may arise, the payment of which could result in significant losses to the Company.